Exhibit 10.1

AMENDED AND RESTATED

SEVERANCE BENEFITS AGREEMENT

This AMENDED AND RESTATED SEVERANCE BENEFITS AGREEMENT (the “Agreement”), made this 20 day of September, 2007, is entered into by and between Gensym Corporation, a Delaware corporation (the “Company”), and Stephen D. Allison (the “Executive”) (together, the “parties”).

WHEREAS, the Company wishes to provide the Executive with severance benefits in the event of the Executive’s separation from the Company under the circumstances provided for herein;

WHEREAS, the Company and the Executive are parties to that certain Severance Benefits Agreement, dated June 7, 2007 (the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement in its entirety as provided herein.

NOW, THEREFORE, in consideration of the Executive’s continued employment by the Company as Vice President, Finance and Chief Financial Officer and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree to amend and restate the Original Agreement, which shall be superseded in its entirety and shall be of no further force and effect, as follows:

1.	Separation and Severance.

a.	Separation. The Executive acknowledges and agrees that his employment with the Company shall terminate on the earlier to occur of (1) the date of the closing of the merger contemplated by that certain Agreement and Plan of Merger, dated August 13, 2007 and as the same may be amended from time to time, among the Company, Versata Enterprises, Inc. and GN Acquisition, Inc., pursuant to which the Company will be acquired and (2) February 28, 2008 (such earlier date, the “Separation Date”). Effective as of the Separation Date, the Executive’s employment with the Company shall terminate and the Executive shall cease to have any power or authority to act either as an employee or an officer of the Company, or any of its affiliates.

b.	Eligibility for Severance Benefits. In the event the Executive continues to work from the date of this Agreement through the Separation Date and is not sooner terminated by the Company for cause, as that term is defined in Paragraph 3 below, the Executive shall be entitled to the following severance benefits.

i.	Severance Pay and Medical Benefits Continuation. The Company shall pay the Executive Severance Pay equal to $723.08 (seven hundred and twenty-three dollars and eight cents) multiplied by the number of business days (Monday through Friday, including Company holidays) from the Separation Date until February 28, 2008, less all applicable state and federal taxes and other applicable withholdings (the “Severance Pay”). The Severance Pay will be paid to the Executive in installments in accordance with the Company’s regular payroll practices but such payments shall not commence until after the Severance Agreement, defined in section 5 below, becomes biding upon him. In addition, until March 1, 2008 (the “Medical Benefits Termination Date”), the Company shall continue to provide and pay for the Executive’s current medical insurance coverage under the Company’s group current medical insurance plan.

ii.	COBRA Benefits. Effective as of the Medical Benefits Termination Date, the Executive shall be considered to have elected to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. §1161 et seq. The Executive shall pay all premium costs required to maintain such group medical insurance for as long as, and to the extent that, the Executive remains eligible for COBRA continuation and elects to continue such COBRA continuation.

iii.	Bonus. Following the Separation Date, the Executive shall receive a bonus payment equal to twenty percent (20%) of the regular base salary he earned between September 1, 2007 and the Separation Date, less applicable taxes and withholdings. Such bonus payment shall be paid with the first installment of the Severance Pay.

2.	Severance Benefits Unavailable. The Executive shall not be entitled to any severance benefits if the Executive’s employment with the Company is ended under any of the following circumstances:

a.	Termination for Cause. The Executive’s employment is terminated by the Company for cause, as that term is defined in Paragraph 3 below;

b.	Termination for Death or Disability. The Executive’s employment is terminated as a result of the Executive’s death, or because of the Executive’s physical or mental disability which renders the Executive unable to perform the essential functions of the Executive’s job for a period of more than 90 days, whether or not consecutive, during any 360-day period. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or

c.	Resignation. The Executive provides the Company with oral or written notice of resignation from employment with the Company.

3.	Cause. For purposes of this Agreement, “cause” for termination shall be deemed to exist only upon (a) a good faith finding by the Board of the material failure of the Executive to perform his assigned duties for the Company, provided you have not cured such deficiencies within thirty days notice of any such deficiency, (b) a good faith finding by the Board of the Executive’s dishonesty, gross negligence or misconduct in the carrying out of these duties, or (c) the indictment of the Executive for, or the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony.

4.	Employment at Will. Nothing in this Agreement may be construed or interpreted as an agreement, either expressed or implied, to employ the Executive for any stated term, and shall in no way alter the at-will nature of the Executive’s employment with the Company, allowing both the Executive and the Company to terminate the employment relationship with or without cause at any time without notice.

5.	Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 1(b)(i) through Section 1(b)(iii) of this Agreement is conditioned upon the Executive signing and not revoking a severance agreement and release prepared by and provided by the Company (the “Severance Agreement”) and abiding by the provisions of the Severance Agreement. Among other things, the Severance Agreement shall contain a confidentiality provision, a non-disparagement provision, and a release and waiver of any and all claims that the Executive or the Executive’s representatives may have against the Company, its affiliates and/or representatives, and shall release those entities and persons from any liability for such claims including, but not limited to, all claims related to the Executive’s employment.

6.	Section 409A. It is intended that all payments made under the terms of Sections 1(a) and 1(b) come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This Agreement shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A; provided that the Company shall not be liable for any failures under this section that result in the payment of any taxes or other amounts due under the terms of Section 409A. To the extent any amount subject to Section 409A is to be paid or provided to the Executive in connection with a separation from service at a time when he is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum upon his earlier death.

7.	Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to severance benefits and cancels all previous oral and written negotiations, agreements, commitments, understandings and writings in connection therewith.

8.

Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent of subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefits of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

9.	Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

10.	Applicable Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions, and is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. The Executive hereby irrevocably submits to, acknowledges and recognizes the jurisdiction of the state and federal courts of Massachusetts (which courts, together with all applicable appellate courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action, or other proceeding arising out of, under or in connection with this Agreement.

11.	Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with any attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

12.	Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

GENSYM CORPORATION

/s/ ROBERT B. ASHTON
Robert B. Ashton
Chief Executive Officer

/s/ STEPHEN D. ALLISON
Stephen D. Allison